SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS

The Joint Annual Meeting of Shareholders of the Common Shares of Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund, First Trust Energy Income and Growth Fund, First Trust Enhanced Equity Income Fund, First Trust/Aberdeen Global Opportunity Income Fund, First Trust Mortgage Income Fund, First Trust Strategic High Income Fund II, First Trust/Aberdeen Emerging Opportunity Fund, First Trust Specialty Finance and Financial Opportunities Fund, First Trust Dividend and Income Fund (formerly known as First Trust Active Dividend Income Fund), First Trust High Income Long/Short Fund and First Trust Energy Infrastructure Fund was held on April 17, 2013 (the "Annual Meeting"). At the Annual Meeting, Trustees James A. Bowen and Niel B. Nielsen were elected by the Common Shareholders of the First Trust Dividend and Income Fund as Class III Trustees for three-year terms expiring at the Fund's annual meeting of shareholders in 2016. The number of votes cast in favor of Mr. Bowen was 7,003,741, the number of votes against was 304,451 and the number of abstentions was 951,325. The number of votes cast in favor of Mr. Nielsen was 7,032,436, the number of votes against was 275,756 and the number of abstentions was 951,325. Richard E. Erickson, Thomas R. Kadlec and Robert F. Keith are the other current and continuing Trustees. A Special Meeting (the "Meeting") of the Shareholders of the Fund has been set for September 16, 2013, at 3:30 p.m. Central Time. The Meeting will be held at the offices of First Trust, 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187. The purpose of the Meeting is to have the Shareholders vote on a proposal to approve a new investment sub-advisory agreement among the Fund, First Trust, and Chartwell. The Board of Trustees, after careful review, based on the recommendation of First Trust, determined that is was in the best interests of the Fund to replace the fund's former sub-advisor, Aviance Capital Management, LLC, with Chartwell. First Trust and the Board believe that Chartwell's experience and expertise in managing investment strategies similar to those of the Fund make it well-qualified to serve as sub-advisor to the Fund. Chartwell began managing the Fund pursuant to an interim investment sub-advisory agreement on July 1, 2013, in a manner consistent with the strategies and policies that were set forth in the Fund's most recent prospectus and statement of additional information or that were subsequently disclosed and became effective.